Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 9, 2017, relating to (1) the consolidated financial statements of LBM Midco, LLC and subsidiaries (the “Successor”) as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period from August 20, 2015 (Commencement of Operations) to December 31, 2015 and (2) the consolidated financial statements of US LBM Holdings, LLC (the “Predecessor”) for the period from January 1, 2015 to August 19, 2015 and for the year ended December 2014, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

May 9, 2017